Exhibit 5

September 1, 2004

24/7 Real Media, Inc.
1250 Broadway, 28th Floor
New York, New York 10001

Ladies and Gentlemen:

        We are acting as counsel to 24/7 Real Media, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933 with respect to 4,464,286 shares (the "Shares") of the common stock, par value $0.01 per share, of the Company (the "Common Stock"). The Registration Statement relates to the offer and sale of the Shares by certain selling stockholders. We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements (including, without limitation, the Share Purchase Agreement, dated as of August 19, 2004, by and between the Company, Decide Holdings Pty Limited, an Australian limited company and each of the shareholders thereof (the "Share Purchase Agreement")) and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

        Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PROSKAUER ROSE LLP

/s/ Proskauer Rose LLP